                           ARTICLES OF INCORPORATION

                                       OF

                         BCM INSTITUTIONAL FUNDS, INC.


              FIRST: The undersigned, Conrad G. Goodkind, whose post office address is 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, being at least 18 years of age, under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, is acting as sole incorporator with the intention of forming a corporation.

              SECOND: The name of the corporation is BCM Institutional Funds, Inc. (the "Corporation").

              THIRD:  The duration of the Corporation shall be perpetual.

              FOURTH:  The purposes for which the Corporation is formed are:

              (a) To conduct and carry on the business of an investment company of the open-end management type.

              (b) To hold, invest and reinvest its funds, and in connection therewith to hold part or all of its funds in cash, and to purchase, subscribe for or otherwise acquire, hold for investment or otherwise, to trade and deal in, write, sell, assign, negotiate, transfer, exchange, lend, pledge or otherwise dispose of or turn to account or realize upon, securities (which term "securities" shall, for the purposes of these Articles of Incorporation, without limiting the generality thereof, be deemed to include any bonds, debentures, stocks, shares, bills, notes, mortgages, financial futures contracts or other obligations or evidences of indebtedness, and any options, certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same or indices thereof, or evidencing or representing any other rights or interests therein, or in any property or assets; and any negotiable or non-negotiable instruments and money market instruments, including bank certificates of deposit, finance paper, commercial paper, bankers' acceptance and all kinds of repurchase or reverse repurchase agreements) created or issued by any United States or foreign issuer (which term "issuer" shall, for the purpose of these Articles of Incorporation, without limiting the generality thereof, be deemed to include any persons, firms, associations, partnerships, corporations, limited liability companies, syndicates, combinations, organizations, governments or subdivisions, agencies or instrumentalities of any government); and to exercise, as owner or holder of any securities, all rights, powers and privileges in respect thereof; and to do any and all acts and things for the preservation, protection, improvement and enhancement in value of any and all such securities.

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              (c) To apply for, obtain, purchase or otherwise acquire, any copyrights, licenses, trademarks, trade names, patents and the like, which may be capable of being used for any of the purposes of the Corporation; and to use, exercise, develop, grant licenses in respect of, sell and otherwise turn to account, the same.

              (d) To issue and sell shares of its own capital stock in such amounts and on such terms and conditions, for such purposes and for such amount or kind of consideration (including, without limitation thereto, securities) now or hereafter permitted by the laws of the State of Maryland, by the Investment Company Act of 1940, as amended (the "1940 Act"), and these Articles of Incorporation, as its Board of Directors may authorize and approve.

              (e) To redeem, purchase and otherwise acquire, hold, dispose of, resell, transfer, reissue, retire or cancel (all without the vote or consent of the stockholders of the Corporation) shares of its capital stock in any manner and to the extent now or hereafter permitted by the laws of the State of Maryland, by the 1940 Act and by these Articles of Incorporation.

              (f) To conduct its business in all its branches at one or more offices in Maryland and elsewhere in any part of the world, without restriction or limit as to extent.

              (g) To exercise and enjoy, in Maryland and in any other states, territories, districts and United States dependencies and in foreign countries, all of the powers, rights and privileges granted to, or conferred upon, corporations by the General Laws of the State of Maryland now or hereafter in force.

              (h) In general to carry on any other business in connection with or incidental to its corporate purposes, to do everything necessary, suitable or proper for the accomplishment of such purposes or for the attainment of any object or the furtherance of any power hereinbefore set forth, either alone or in association with others, to do every other act or thing incidental or appurtenant to or growing out of or connected with its business or purposes, objects or powers, and, subject to the foregoing, to have and exercise all the powers, rights and privileges conferred upon corporations by the laws of the State of Maryland as in force from time to time.

         The foregoing objects and purposes shall, except as otherwise expressly provided, be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of these Articles of Incorporation, and shall each be regarded as independent and construed as a power as well as an object and a purpose, and the enumeration of specific purposes, objects and powers shall not be construed to limit or restrict in any manner the meaning of general terms or the general powers of the Corporation now or hereafter conferred by the laws of Maryland, nor shall the expression of one thing be deemed to exclude another though it be of like nature, not expressed; provided, however, that the Corporation shall not have power to carry on any business

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         whatsoever the carrying on of which would preclude it from being classified as an ordinary business corporation under the laws of the State of Maryland.

              FIFTH: The post office address of the principal office of the Corporation in the State of Maryland is 32 South Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, and the post office address of the resident agent is 32 South Street, Baltimore, Maryland 21202.

              SIXTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is one billion (1,000,000,000) shares, of the par value of one-tenth of one cent ($.001) (the "Shares"), each to be classified as "Common Stock," and of the aggregate par value of one million dollars ($1,000,000). Two hundred million of such Shares may be issued in the following classes (hereinafter referred to as "series"), such series comprising the number of shares and having the designation indicated; subject, however, to authority herein granted to the Board of Directors to increase or decrease any such number of
         Shares:


          BCM Institutional Growth Fund            100,000,000 Shares
          BCM Institutional Small Cap Growth Fund  100,000,000 Shares


         The balance of eight hundred million Shares may be issued by the Board of Directors in such initial series, or in any new series, each comprising of such number of Shares and having such preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as shall be fixed and determined from time to time by resolution or resolutions providing for the issuance of such Shares adopted by the Board of Directors, to whom authority so to fix and determine the same is hereby expressly granted. The variations in the relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and condition of redemption as between the different series shall be fixed and determined by the Board of Directors; provided that the Board of Directors shall not classify or reclassify any Shares into any series which is prior to any series of Shares then outstanding with respect to rights upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the general assets of, the Corporation, except that there may be variations so fixed and determined between different series as to investment objective, purchase price, right of redemption, special rights as to dividends and on liquidation with respect to assets belonging to a particular series, voting powers and conversion rights. The Board of Directors is hereby expressly granted authority to increase or decrease the number of Shares of any series, but the number of Shares of any series shall not be decreased by the Board of Directors below the number of Shares thereof then outstanding.

              Subject to the limitations above, the Board of Directors may classify or reclassify any unissued Shares into one or more series that may be established and designated from time to time. The Corporation may hold as treasury Shares, reissue for such consideration and

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         on such terms as the Board of Directors may determine, or
         cancel, at its discretion from time to time, any Shares of any series reacquired by the Corporation.

              SEVENTH: Section 7.1. Procedure for Designation. The establishment and designation of any series of Shares in addition to the series established and designated in Article Sixth shall be effective upon (i) the authorization of such series by vote of a majority of the Board of Directors, including the establishment and designation of the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of such series, and (ii) the filing for record of the articles supplementary required by Section 2-208 of the Maryland General Corporation Law with the State Department of Assessments and Taxation of Maryland. At any time when there are no Shares outstanding or subscribed for a particular series previously established and designated by the Board of Directors, the series may be liquidated by similar means.

              Section 7.2. Establishment and Designation of Series. Without limiting the authority of the Board of Directors set forth herein to establish and designate any further series, there is hereby established and designated two series of stock to be known as: BCM Institutional Growth Fund and BCM Institutional Small Cap Growth Fund. The Shares of said series and any Shares of any further series that may from time to time be established and designated by the Board of Directors (unless provided otherwise by the Board of Directors with respect to such further series at the time of establishing and designating such further series) shall have the following relative preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption.

              (a) Assets Belonging to Series. All consideration received by the Corporation for the issue or sale of Shares to a particular series, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to that series for all purposes, subject only to the rights of creditors, and shall be so recorded upon the books and accounts of the Corporation. Such consideration, assets, income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, together with any General Items allocated to that series as provided in the following sentence, are herein referred to as "assets belonging to" that series. In the event that there are any assets, income, earnings, profits, and proceeds thereof, funds, or payments which are not readily identifiable as belonging to any particular series (collectively "General Items"), such General Items shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the series established and designated from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable, and any General Items so allocated to a particular series shall belong to that series. Each

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              such allocation by the Board of Directors shall be conclusive and binding for all purposes.

              (b) Liabilities Belonging to Series. The assets belonging to each particular series shall be charged with the liabilities of the Corporation in respect of that series and all expenses, costs, charges and reserves attributable to that series, and any general liabilities, expenses, costs, charges or reserves of the Corporation which are not readily identifiable as belonging to any particular series shall be allocated and charged by or under the supervision of the Board of Directors to and among any one or more of the series established and designated from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable. The liabilities, expenses, costs, charges and reserves allocated and so charged to a series are herein referred to as "liabilities belonging to" that series. Each allocation of liabilities, expenses, costs, charges and reserves by the Board of Directors shall be conclusive and binding for all purposes.

              (c) Income Belonging to Series. The Board of Directors shall have full discretion, to the extent not inconsistent with the Maryland General Corporation Law and the 1940 Act, to determine which items shall be treated as income and which items as capital; and each such determination and allocation shall be conclusive and binding. "Income belonging to" a series includes all income, earnings and profits derived from assets belonging to that series, less any expenses, costs, charges or reserves belonging to that series, for the relevant time period.

              (d) Dividends. Dividends and distributions on Shares of a particular series may be declared and paid with such frequency, in such form and in such amount as the Board of Directors may from time to time determine. Dividends may be declared daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board of Directors may determine, after providing for actual and accrued liabilities belonging to that series.

                   All dividends on Shares of a particular series shall be
              paid only out of the income belonging to that series and capital gains distributions on Shares of a particular series shall be paid only out of the capital gains belonging to that series or class. All dividends and distributions on Shares of a particular series shall be distributed pro rata to the holders of that series in proportion to the number of Shares of that series held by such holders at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure the Board of Directors may determine that no dividend or distribution shall be payable on Shares as to which the Shareholder's purchase order and/or payment have not been received by the time or times established by the Board of Directors under such program or procedure.

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              The Board of Directors shall have the power, in its sole
              discretion, to distribute in any fiscal year as dividends, including dividends designated in whole or in part as capital gains distributions, amounts sufficient, in the opinion of the Board of Directors, to enable the Corporation to qualify as a regulated investment company under the Internal Revenue Code of 1986, or any amended version thereof or any successor or comparable statute thereto, and regulations promulgated thereunder, and to avoid liability of the Corporation for Federal income tax in respect of that year. However, nothing in the foregoing shall limit the authority of the Board of Directors to make distributions greater than or less than the amount necessary to qualify as a regulated investment company and to avoid liability of the Corporation for such tax.

                   Dividends and distributions may be paid in cash, property
              or Shares, or a combination thereof, as determined by the Board of Directors or pursuant to any program that the Board of Directors may have in effect at the time. Any such dividend or distribution paid in Shares will be paid at the current net asset value thereof as defined in Subsection (h) of this Section 7.2.

              (e) Liquidation. In the event of the liquidation of the Corporation or of a particular series, the Shareholders of each series that has been established and designated and is being liquidated shall be entitled to receive, as a series, when and as declared by the Board of Directors, the excess of the assets belonging to that series over the liabilities belonging to that series. The holders of Shares of any series shall not be entitled thereby to any distribution upon liquidation of any other series. The assets so distributable to the Shareholders of any particular series shall be distributed among such Shareholders in proportion to the number of Shares of that series held by them and recorded on the books of the Corporation. The liquidation of any particular series in which there are Shares then outstanding may be authorized by vote of a majority of the Board of Directors then in office, subject to the approval of a majority of the outstanding securities of that series, as defined in the 1940 Act.

              (f) Voting. On each matter submitted to a vote of the Shareholders, each holder of a Share shall be entitled to one vote for each Share standing in his name on the books of the Corporation, irrespective of the series thereof, and all Shares of all series shall vote as a single series ("Single Class Voting"); provided, however, that (i) as to any matter with respect to which a separate vote of any series is required by the 1940 Act or by the Maryland General Corporation Law, such requirement as to a separate vote by that series shall apply in lieu of Single Class Voting as described above; (ii) in the event that the separate vote requirements referred to in (i) above apply with respect to one or more series, then, subject to (iii) below, the Shares of all other series shall vote as a single series; and (iii) as to any matter which does not affect the interest of a particular series, only the holders of Shares of the one or more affected series shall be entitled to vote.


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              (g) Redemption by Shareholder.  Each holder of Shares of a particular series shall have the right at such times as may be permitted by the Corporation to require the Corporation to redeem all or any part of his Shares of that series at a redemption price per share equal to the net asset value per Share of that series next determined (in accordance with Subsection (h) of this Section 7.2) after the Shares are properly tendered for redemption less such contingent deferred sales charge or other charge, if any, as is determined by the Board of Directors and described in the Corporation's then effective registration statement under the Securities Act of 1933. Payment of the redemption price shall be in cash unless the Board of Directors determines, which determination shall be conclusive, that conditions exist which make payment wholly in cash unwise or undesirable. In the event of such a determination, the Corporation may make payment wholly or partly in securities or other assets belonging to the series of which the Shares being redeemed are part at the value of such securities or assets used in such determination of net asset value. Notwithstanding the foregoing, the Corporation may postpone payment of the redemption price and may suspend the right of the holders of Shares of any series to require the Corporation to redeem Shares of that series during any period or at any time when and to the extent permissible under the 1940 Act.

              (h) Net Asset Value per Share. The net asset value per Share of any series shall be the quotient obtained by dividing the value of the net assets of that series (being the value of the assets belonging to that series less the liabilities belonging to that series) by the total number of Shares of that series outstanding.

                   The Board of Directors may determine to maintain the net
              asset value per Share of any series at a designated constant dollar amount and in connection therewith may adopt procedures not inconsistent with the 1940 Act for the continuing declarations of income attributable to that series as dividends payable in additional Shares of that series at the designated constant dollar amount and for the handling of any losses attributable to that series.

              (i) Equality. All Shares of each particular series shall represent an equal proportionate interest in the assets belonging to that series (subject to the liabilities belonging to that series), and each Share of any particular series shall be equal to each other Share of that series. The Board of Directors may from time to time divide or combine the Shares of any particular series into a greater or lesser number of Shares of that series without thereby changing the proportionate beneficial interest of such shareholders in the assets belonging to that series or in any way affecting the rights of Shares of any other series.

              (j) Conversion or Exchange Rights. Subject to compliance with the requirements of the 1940 Act, the Board of Directors shall have the authority to provide that holders of Shares of any series shall have the right to convert or exchange said Shares into Shares of one or more other series of Shares of this Corporation, or into shares


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              of one or more series of shares of capital stock of any other registered investment company selected in the discretion of the Board of Directors and identified in this Corporation's then effective registration statement under the Securities Act of 1933 as qualifying for such exchange transactions all in accordance with such requirements and procedures as may be established by the Board of Directors.

              (k) Redemption by the Corporation. The Board of Directors may cause the Corporation to redeem at current net asset value the Shares of any series from a Shareholder where such Shares have an aggregate current net asset value of less than One Thousand Dollars ($1,000), or such lesser minimal amount as determined from time to time by the Board of Directors. No such redemption shall be effected unless the Corporation has given the Shareholder at least thirty (30) days' notice of its intention to redeem the Shares and an opportunity to purchase a sufficient number of additional Shares to bring the aggregate current net asset value of his Shares to One Thousand Dollars ($1,000), or such lesser minimal amount as determined, from time to time, by the Board of Directors.
              Upon redemption of Shares pursuant to this Subsection (k), the Corporation shall promptly cause payment of the full redemption price to be made to the holder of Shares so redeemed.

              EIGHTH: Section 8.1. Issuance of New Stock. The Board of Directors is authorized to issue and sell or cause to be issued and sold from time to time (without the necessity of offering the same or any part thereof to existing shareholders) all or any portion or portions of the entire authorized but unissued Shares of the Corporation, and all or any portion or portions of the Shares of the Corporation from time to time in its treasury, for cash or for any other lawful consideration or considerations and on or for any terms, conditions, or prices consistent with the provisions of law and of the Articles of Incorporation at the time in force; provided, however, that in no event shall Shares of the Corporation having a par value be issued or sold for a consideration or considerations less in amount or value than the par value of the Shares so issued or sold, and provided further that in no event shall any Shares of the Corporation be issued or sold for a consideration less in amount or value than the net asset value of the Shares so issued or sold determined next after an order to purchase such Shares is accepted.

              Section 8.2. Fractional Shares. The Corporation may issue and sell fractions of Shares having pro rata all the rights of full Shares, including, without limitation, the right to vote and to receive dividends, and wherever the words "Share" or "Shares" are used in these Articles or in the Bylaws they shall be deemed to include fractions of Shares, where the context does not clearly indicate that only full Shares are intended.

              NINTH: The number of directors constituting the Board of Directors shall be three, which number may be changed in accordance with the Bylaws of the Corporation, but shall never be less than three. The names of the persons who shall act as initial directors until the first annual meeting of the Corporation or until their successors have been duly chosen and qualified are: Joseph J. Docter, R. Bart Wear and Robert A. Lintereur.

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              TENTH: Section 10.1.  Except as otherwise provided by law, the presence in person or by proxy of the holders of one-third of the shares of capital stock of the Corporation entitled to vote thereat shall constitute a quorum at any meeting of the Shareholders. Notwithstanding any provision of the laws of the State of Maryland requiring any action to be taken or authorized by the affirmative vote of the holders of more than a majority of the total number of shares of the Corporation entitled to vote thereon, that action shall, except to the extent otherwise required by the Investment Company Act of 1940, be effective and valid if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares entitled to vote thereon.

                     Section 10.2. Notwithstanding any provision of law requiring a greater proportion than a majority of the votes of all series (or of any series entitled to vote thereon as a separate series) to take or authorize any action, in accordance with the authority granted by Section 2-104(b)(5) of the Maryland General Corporation Law, the Corporation is hereby authorized to take such action upon the concurrence of a majority of the aggregate number of Shares entitled to vote thereon (or of a majority of the aggregate number of Shares of a series entitled to vote thereon as a separate series). The right to cumulate votes in the election of directors is expressly prohibited.

              ELEVENTH: Except as may otherwise be provided in the Bylaws, the Board of Directors of the Corporation is expressly authorized to make, alter, amend and repeal Bylaws or to adopt new Bylaws of the Corporation, without any action on the part of the Shareholders; but the Bylaws made by the Board of Directors and the power so conferred may be altered or repealed by the Shareholders.

              TWELFTH: The Corporation reserves the right from time to time to make any amendment of these Articles of Incorporation, now or hereafter authorized by law, including any amendment which alters contract rights, as expressly set forth in these Articles of Incorporation, of any outstanding Shares by classification, reclassification or otherwise. Any amendment to these Articles of Incorporation may be adopted at either an annual or special meeting of the Shareholders upon receiving an affirmative majority vote of all outstanding Shares and an affirmative majority of the outstanding Shares of each series entitled to vote thereon separately as a series in accordance with Subsection (f) of Section
         7.2 hereof. The Board of Directors of the Corporation may also adopt amendments to these Articles of Incorporation, without action by the Shareholders, to the extent permitted or not prohibited by the General Corporation Law of the State of Maryland or the 1940 Act.

              THIRTEENTH: Each officer and director of the Corporation shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Maryland and the Bylaws of the corporation, subject only to the limitations as may be required by the 1940 Act.


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              IN WITNESS WHEREOF, the undersigned incorporator of BCM
         Institutional Funds, Inc., who executed the foregoing Articles of Incorporation, hereby acknowledges the same to be his act and further acknowledges that, to the best of his knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

              Dated this 30th day of October, 1996.



                                  /s/ Conrad G. Goodkind
                                  -------------------------------------------
                                  Conrad G. Goodkind, Sole Incorporator

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